UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2015

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On January 30, 2015, we entered into an agreement for the financing of the fourth Oasis-class ship for Royal Caribbean International. This agreement makes available to Royal Caribbean Cruises Ltd. (the "Company"), upon acceptance and delivery of the ship, an unsecured term loan in an amount up to the US Dollar equivalent corresponding to approximately €931 million. Compagnie Française D’Assurance pour le Commerce Extérieur (“COFACE”), the official export credit agency of France, has agreed to guarantee 100% of the financing.

The loan, once assigned to us upon delivery of the ship (scheduled for the second quarter of 2018), will amortize semi-annually and will mature twelve years thereafter.  At our election, interest on the loan is expected to accrue either (1) at a fixed rate of 3.72% (inclusive of the applicable margin) or (2) at a floating rate equal to LIBOR plus 1.10%.  The financing agreement contains customary events of default and prepayment events for, among other things, non-payment, breach of covenants, default on certain other indebtedness, certain large judgments and a change of control of the Company.

Certain of the lenders participating in the facility, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the financing agreement is summary in nature and is qualified in its entirety by reference to the full and complete terms of the financing agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits

(d)           Exhibits

10.1         Novation Agreement, dated as of January 30, 2015, between Frosaitomi Finance Ltd., Royal Caribbean Cruises Ltd., Citibank International Limited, Citicorp Trustee Company Limited, Citibank N.A., London Branch and the banks and financial institutions as a lender parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	February 5, 2015	By:	/s/ Bradley H. Stein
		Name:	Bradley H. Stein Senior Vice President, General Counsel & Secretary
Title: